PHONOGRAPH RECORD LICENSE AGREEMENT

      AGREEMENT made as of the 4th day of November, 1997 by and between PUSH RECORDS, INC., 425 Madison Avenue, Suite 802, New York, New York 10017, U.S.A. ("Owner") -and- EAGLE ROCK ENTERTAINMENT, PLC. whose registered office is located at Plumtree Court, London EC4A 4HT, England and whose trading address is 22 Armoury Way, Wandsworth, London SW18 1EZ, England ("Licensee").

                              W I T N E S S E T H:

      In consideration of the mutual promises and covenants herein contained, the parties hereby agree as follows:

      l.    Grant and Scope of Rights.

            (a) Owner hereby grants the following rights to Licensee during the Term of this Agreement, subject to the other terms and conditions contained herein:

                  (i) The exclusive right to press, duplicate and sell in the "Territory" (as defined below), phonograph albums and "Approved Singles" (as defined below) only, manufactured from certain master recordings owned and controlled by Owner (sometimes called the "Licensed Masters") embodying the performances of the recording and performing artists p/k/a Daryl Hall and John Oates (collectively, the "Artist"). The Licensed Masters shall consist of: (A) those masters embodied on the album entitled "Marigold Sky" ("Album 1"), and (B) subject to the timely exercise of Licensee's option provided in subparagraph 1(b) below, the studio album first recorded by the Artist following the recording of Album 1 ("Album 2") (the aforesaid albums are sometimes individually referred to herein as an "Album" and such albums are sometimes collectively referred to herein as the "Albums"). As used herein, the term (x) "Territory" shall mean the following countries: Albania, Andorra, Armenia, Austria, Belarus, Belgium, Bosnia, Herzegovina, Bulgaria, Channel Islands, Crete, Croatia, Cyprus, Czech Republic, Denmark, Eire, Estonia, Finland, France, Georgia, Germany, Greece, the Greek Islands, Greenland, Hungary, Iceland, Isle of Man, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Malta, Monaco, Netherlands, Norway, Poland, Portugal, Romania, Russia, San Marino, Serbia Montenegro, Slovakia, Slovenia, Spain, Sweden, Switzerland, Turkey, Ukraine, United Kingdom, Vatican City and Yugoslavia, and (y) "Approved Singles" shall mean singles embodying Licensed Masters that were released by Owner in the U.S. as singles. Owner shall, promptly following Licensee's request from time to time, advise Licensee as to the particular Licensed Masters that have been previously released in the U.S. by Owner as singles; the Licensed Masters entitled "Promise Ain't Enough", "Romeo is Bleeding" and "Sky Is Falling" have been released in the U.S. by Owner as singles. The Licensed Masters embodied on Album 1 are listed on Schedule A attached hereto.

                  (ii) The exclusive right, subject to subparagraph 3(a)(iv) below, to use or license the use of any of the Licensed Masters or the performances embodied thereon, subject to Owner's prior written consent (which consent may be withheld by Owner in Owner's sole


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

discretion), for use in connection with (x) the synchronization of said performances with television productions and/or motion pictures that are exploited solely in the Territory (except with respect to the synchronization of Licensed Masters in audiovisual commercials in respect of the promotion and marketing of the Licensed Masters), or (y) any "sight and sound" or "audio-visual" device, including, without limitation, video discs and video cassettes, that are exploited solely in the Territory.

                  (iii) The right to use and publish the name and approved photographs (or photographs supplied by Owner) of the Artist solely in connection with the advertising and sale by Licensee of "Records" (as defined below) sold hereunder embodying the performances of the Artist.

                  (iv) The right, to the extent permitted by the applicable laws of the Territory, to authorize the public performance of the Records embodying the Licensed Masters in all media in the Territory, including but not limited to, performances on radio and television.

            (b) (i) Licensee acknowledges that, notwithstanding anything to the contrary contained herein, Artist is not required to record and deliver Album 2 to Owner and Owner is not obligated to cause Artist to record and deliver Album 2 to Owner. However, Licensee shall have the option (the "Option"), subject to the preceding sentence [and provided (x) Licensee has received the "Confirmation Notice" (as defined below), and (y) the "Sales Minimum" (as defined below) has occurred], to cause Album 2 to become subject to this Agreement. The Option may be exercised, if at all, by Licensee by notice in writing to Owner not later than thirty (30) days following the later of Licensee's receipt of the Confirmation Notice and the occurrence of the Sales Minimum.

                (ii) As used herein, the term (x) "Confirmation Notice" shall mean Owner's notice to Licensee indicating that (A) Artist has confirmed (in accordance with Artist's recording agreement with Owner) to Owner that Artist will be delivering Album 2 to Owner, or (B) Artist previously delivered Album 2 to Owner [Owner shall provide the Confirmation Notice to Licensee, if at all, no earlier than the date that Sales Minimum occurs but promptly following the occurrence of either of the events indicated in subsections (A) or (B) of this subparagraph], and (y) "Sales Minimum" shall be deemed to have occurred if the aggregate royalties (other than mechanical royalties) credited to Owner's account from the exploitation of Album 1 in the Territory during the twelve (12) month period following the initial release of Album 1 equals or exceeds One Hundred Fifty Thousand ($150,000) U.S. Dollars.

      2.    Limitations On Rights.

            (a) Licensee shall not manufacture, distribute, or sell Records on so-called mid-priced or low-priced lines (i.e., Records sold at less than the highest published price to dealers category), provided, however, Licensee shall have the right to release a particular


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

Licensed Master on an Record sold as a (i) "mid-priced Record" (as defined below) not earlier than one (1) year following the initial release of such Licensed Master in the Territory, and (ii) "budget Record" (as defined below) not earlier than eighteen (18) months following the initial release of such Licensed Master in the Territory. A mid-priced Record is a Record sold which has a published price to dealers at least seventeen and one-half (17.5%) percent lower, but not more than thirty-two (32%) percent lower, than the published price to dealers applicable to top-line Records in the same format. A "budget Record" is a Record sold which has a published price to dealers at least thirty-two (32%) percent lower than the published price to dealers applicable to top-line Records in the same format.

            (b) Licensee shall not edit, re-mix, alter or otherwise change the Licensed Masters and Licensee shall release each particular Album (and Approved Single(s)) using the same packaging artwork and liner notes and in the same formats, sequence and embodying all the Licensed Masters as used by Owner (or its distributor) for the initial release of the particular Album (and Approved Single(s)) concerned through normal retail channels in the United States (unless otherwise agreed in writing by Owner), provided, however, Album 1 shall include an additional Licensed Master that is a club remix of the musical composition entitled "Hold On To Yourself" that is not embodied on the album entitled "Marigold Sky" as initially released by Owner in the U.S. The release of Records embodying Licensed Masters in the Territory other than the Albums (and Approved Single(s)) shall be made only with Owner's prior written consent.

            (c) Licensee shall not couple or recouple the Licensed Masters with any other Licensed Masters (other than as delivered to Licensee). Licensee shall not couple or recouple the Licensed Masters with any other master recordings without Owner's prior written consent, which consent may be withheld by Owner in Owner's sole discretion.

            (d) Licensee will not distribute or authorize the distribution of Records hereunder as "premiums", i.e., Records sold or otherwise distributed in association with a product or service other than phonograph records, which right is specifically reserved to Owner.

            (e) Licensee shall not sublicense to any third party [other than to Licensee's primary licensees in the Territory, which Owner acknowledges are, as of the date hereof, (i) BMG Music in the U.K., (ii) Play It Again Sam Records for Belgium, Netherlands and Luxembourg, and (iii) Edel Records for the remaining countries of the Territory] any rights granted by Owner hereunder. Licensee's primary licensees are sometimes individually referred to herein as a "Sublicensee" and collectively as the "Sublicensees". Licensee shall cause each Sublicensee to be bound by all of the restrictions that Licensee is required to be bound by hereunder.

            (f) It is expressly understood and agreed that Records shall be manufactured by Licensee only in quantities consistent with the anticipated local demand therefor in the


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

Territory during the Term of this Agreement and in accordance with Licensee's normal and ordinary business policies so as not to result in an excess inventory build-up immediately prior to the expiration of the Term of this Agreement.

      3.    Reservation of Rights.

            (a) The following shall be and remain the property of Owner:

                  (i) Each Licensed Master supplied by Owner under this Agreement, as well as all mothers and stampers produced therefrom by or for Licensee (and the Sublicensees);

                  (ii) Owner's copyrights and other property rights under statutory and/or common law in the Licensed Masters, tapes, cover artwork, photographs, separations, matrices, and mothers and stampers, as well as all other rights not specifically granted herein to Licensee by Owner;

                  (iii) Any and all copyrights, trademarks or other similar rights or other property rights which may accrue to Licensee or to any of its distributors (including the Sublicensees), agents or representatives by reason of the exercise of the rights granted by this Agreement; and

                  (iv) The exclusive right to use or license any of the Licensed Masters or the performances embodied thereon for use in connection with the synchronization of said performances with television productions and/or motion pictures, including any soundtrack albums derived therefrom (or in connection with any "sight and sound" or "audio-visual" device, including without limitation, video discs and video cassettes distributed for home use), which may be exploited (A) throughout all or a portion of the world (including the Territory), provided that such productions are produced outside of the Territory, and (B) outside the Territory, provided that such productions are produced in the Territory.

            (b) Neither Licensee nor anyone claiming rights through Licensee (including the Sublicensees) shall sell, assign, transfer, mortgage, hypothecate or subject to any lien or encumbrance, any of the above rights, and any attempt thereto shall be null and void and of no force and effect whatsoever.

            (c) Licensee will, upon request, execute or cause to be executed by Licensee and/or the Sublicensees, and will deliver to Owner, all documents necessary to establish and effectuate Owner's unencumbered ownership of all such rights.

      4.    Term.

            The term of this Agreement (the "Term") shall commence as of the date hereof and shall terminate six (6) years following the date of initial release in the Territory of the last Album delivered hereunder (unless the Term hereof has been terminated earlier in accordance


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

with any applicable provisions hereof); however, notwithstanding the foregoing, in no event shall the Term of this Agreement continue with respect to Album 1 for a period longer than six (6) years from the date hereof (the "License Term"); following the end of the License Term, all rights granted hereunder to Licensee with respect to Album 1 shall end, subject to subparagraph 15(e) below, and all such rights shall revert to Owner. For purposes of clarification, it is agreed that upon the termination of the Term of this Agreement for any reason, the License Term shall likewise terminate.

      5.    Payments and License Fees.

            In consideration of the license and rights granted by Owner hereunder, Licensee agrees to pay all of the following to Owner:

            (a) Owner's cost (in accordance with Owner's price list, as same may be changed from time to time) plus packaging and shipping expenses, for the duplication of Licensed Masters, and for all negatives, advertising, promotional, display and any other supplies and materials supplied, or caused to be supplied, by Owner at Licensee's request (or otherwise approved by Licensee), which items shall be shipped to Licensee C.O.D.

            (b) (i) (A) A royalty in the amount described in Section (B) below. Those royalties will be payable on all "net" distributions of such Records (i.e. 100% of all Records sold by Licensee less only any Records actually returned and reserves against anticipated returns and credits (subject to subparagraph 10(c) below)) and without deductions for container charges or any other offsets.

                        (B) (I) The royalty hereunder will be (x) One Pound Sterling and Fifty Pence (Li.1.50) per Album with respect to Albums in cassette and vinyl configurations (the "Cassette/Vinyl Penny Rate") sold at the applicable published price to dealers indicated on Exhibit B attached hereto (a "Cassette/Vinyl Base PPD"); the Cassette/Vinyl Penny Rate will be proportionately increased with any increases in the actual applicable published price to dealers that exceed the applicable Cassette/Vinyl Base PPD (the Cassette/Vinyl Penny Rate, whether or not increased, is sometimes referred to herein as the "Cassette/Vinyl Basic Rate"), and (y) Two Pounds Sterling (Li.2.00) per Album with respect to Albums in compact disc, DAT or any other configurations (the "CD Penny Rate") sold at the applicable published price to dealers indicated on Exhibit B attached hereto (a "CD Base PPD"); the CD Penny Rate will be proportionately increased with any increases in the actual applicable published price to dealers that exceed the applicable CD Base PPD (the CD Penny Rate, whether or not increased, is sometimes referred to herein as the "CD Basic Rate"). The Cassette/Vinyl Basic Rate and the CD Basic Rate are sometimes referred to herein as the "Basic Rate(s)".

                            (II) The royalty payable to Owner hereunder with
respect to Albums sold as a midprice Record shall be One Pound Sterling ((pound)1). The royalty payable to Owner hereunder with respect to Albums sold as a budget Record shall be sixty-five pence (.65); and


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

                            (III) In respect of Licensed Masters licensed or
made available by Licensee to third parties for the manufacture, distribution or sale of Records utilizing key-outlet distributors or any similar method of operation, or through any record club, mail order or similar operation, Licensee shall credit Owner's royalty account with one-half (1/2) of the net royalties and advances actually received by Licensee from such third parties after deducting therefrom all taxes included within such receipts, only. However, Owner's royalty account shall be credited with a royalty on at least fifty (50%) percent of all records distributed through any record club.

                            (IV) The royalty rate on any Licensed Master(s)
embodied on a phonograph record ("Compilation Record") containing other master recording shall, subject to the second sentence of subparagraph 2(c) above, be
(i) the otherwise applicable royalty rate provided herein if such Compilation Record is released by Licensee, and (ii) equal to fifty-five (55%) percent of all monies received by Licensee in respect of each such use if such Compilation Record is released by a company other than Licensee. The royalty rate on a record embodying a Licensed Master together with other master recordings will be computed by multiplying the royalty rate otherwise applicable by a fraction, the numerator of which is the number of Licensed Masters contained on the particular record concerned and the denominator of which is the total number of royalty-bearing master recordings contained on such record.

                            (V) The royalty rate on any Record sold in
conjunction with a substantial television campaign conducted with Owner's prior written consent (which consent shall not be unreasonably withheld) shall be one-half (1/2) of the otherwise applicable rate during the calendar semi-annual period in which the campaign begins, but only in the country(ies) concerned, and in no event later than the date when Licensee has recouped fifty (50%) percent of the cost of that television advertising campaign from such royalty reduction.

                        (C) A royalty rate, with respect to singles embodying the Licensed Masters, equal to twenty (20%) percent (the "basic Single rate") of the published price to dealers.

                  (ii) Licensee shall not sell or distribute "bonus", "free" or "promotional" records except that in the case of Records pressed by Licensee in the Territory pursuant hereto, Licensee may distribute bona fide samples in reasonable quantities to the trade in accordance with customs generally prevailing in the Territory. Licensee shall not offer any of Owner's Records as an incentive for the sale of records other than Owner's Records hereunder.

            (c) A sum of money equal to fifty (50%) percent of all fees, if any, received by Licensee for the public performance (including, but not limited to, broadcast over radio and television) of phonograph records manufactured and sold hereunder. Whenever such fees are not computed and paid in direct relation to the public performance of such records, such fees


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

shall be computed, for the purpose of this Agreement, by multiplying the total amount received by Licensee by a fraction, the numerator of which is the number of Records manufactured and sold hereunder during the applicable accounting period and the denominator of which is the total number of records sold in the Territory by or on behalf of Licensee during the applicable accounting period.

            (d) With respect to royalties payable to copyright proprietors by reason of Licensee's exercise of its rights hereunder, Licensee agrees to secure licenses from such copyright proprietors or their agents in the Territory and to make payments directly to such proprietors or agents. Licensee and the Sublicensees shall indemnify and hold Owner harmless of and from any claims or liabilities resulting from Licensee's (or the Sublicensees) failure to make such payments. Owner warrants and represents that Licensee and the Sublicensees shall be able to obtain mechanical licenses to reproduce musical compositions embodied on Records distributed in the Territory on terms no less favorable to Licensee and the Sublicensees than those generally applicable to record manufacturers in each country of the Territory.

            (e) Intentionally Deleted.

            (f) (i) Licensee shall pay to Owner the non-returnable sum of One Hundred Thousand ($100,000) U.S. Dollars, the receipt of which is hereby acknowledged, which shall be an advance recoupable against the royalties payable to Owner under paragraph 5(b) and (c) above.

                  (ii) In the event that Licensee exercises the Option, Licensee shall pay to Owner the non-returnable sum of Two Hundred Thousand ($200,000) U.S. Dollars which shall be an advance recoupable against the royalties payable to Owner pursuant to subparagraphs 5(b) and (c) above; such advance shall be paid to Owner as follows: one (1/2) of such amount shall be paid to Owner promptly following the exercise of the Option and the balance of such amount shall be paid promptly following the delivery of Album 2 to Licensee hereunder.

      5A.   Tour Support.

            Licensee agrees to pay to Owner a non-returnable amount as tour support equal to Ninety One Thousand ($91,000) U.S. Dollars (the "Tour Support Monies"). The Tour Support Monies shall be payable promptly following the execution hereof. No more than Sixty One Thousand ($61,000) U.S. Dollars of the Tour Support Monies shall be recoupable from any and all royalties payable to Owner pursuant to this Agreement (other than mechanical royalties), and the balance of the Tour Support Monies shall be non-recoupable hereunder.

      6.    Dealer Price.

            At all times during the Term of this Agreement, and during the sell-off period, Licensee hereby agrees that all phonograph records sold under the terms of this Agreement shall be marketed at the full and normal dealer price that is usual for said phonograph records


                                        7
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in the configurations involved, except as otherwise specifically provided herein.

      7.    Release Obligations.

            (a) (i) Licensee agrees to release each particular Album in the United Kingdom, France, Germany, Norway, Sweden and Denmark (the "Major Market Countries") within the period of sixty (60) days following the date of delivery of the Album concerned to Licensee (except fifteen (15) days following the date hereof with respect to Album 1) (a "Required Release Date"), but not earlier than the release of the particular Album in the United States, unless notified to the contrary by Owner in writing. If Licensee fails to release a particular Album in each of the Major Market Countries within the period provided above, Owner shall notify Licensee of such failure and Licensee shall have the right to release such Album in the particular Major Market Countries concerned within thirty (30) days following the date of Owner's notice to Licensee (the "Major Market Countries Cure Period"). If Licensee fails to release the particular Album concerned in the Major Market Countries concerned within the Major Market Countries Cure Period, then, notwithstanding anything to the contrary contained in paragraph 15 and without limitation of Owner's rights or remedies, the Term of this Agreement shall automatically terminate.

                  (ii) Owner hereby agrees that Owner will not release or authorize the release of any Album hereunder outside of the Territory prior to the applicable Required Release Date.

            (b) Licensee shall release each particular Album in each country of the Territory (other than the Major Market Countries)(the "Subject Countries") within ninety (90) days following the date of delivery to Licensee of the Album concerned. If Licensee fails to release each particular Album in each of the Subject Countries within such ninety (90) day period, Owner shall notify Licensee of such failure and Licensee shall have the right to release the Album concerned in each of the Subject Countries concerned within thirty (30) days following the date of Owner's notice to Licensee (the "Subject Countries Cure Period"). If Licensee fails to release the particular Album concerned in each of the Subject Counties concerned during the Subject Countries Cure Period, then, notwithstanding anything to the contrary contained in paragraph 15, the Term of the Agreement shall terminate with respect to the Subject Countries concerned (and all of Licensee's rights hereunder in such Subject Countries shall be deemed terminated immediately). As used herein, the term "release" shall mean to manufacture, and make reasonable efforts to market, enough records to supply all key retail outlets in the Territory hereunder with sufficient recordings to expose the subject recordings to the public.

      8.    Trademark.

            (a) Licensee agrees that all Records distributed hereunder shall be distributed under the "Push Records" label. Licensee agrees that the labels, the spines, the liner notes and the sleeves or covers of all Records released hereunder (including promotional copies of the Records and promotional copies of any Videos) shall bear Owner's trademark, service mark and logo identification (the "Mark") (and Owner agrees to supply such Mark with the artwork hereunder), and material used in advertising such Records shall also bear the


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

Mark. Licensee acknowledges that the foregoing requirement is of the essence of this Agreement. Owner hereby grants Licensee the right to use the Mark on Records made from the Licensed Masters supplied by Owner hereunder in the Territory and nowhere else and for no other purpose. Owner warrants and represents that the Mark will not infringe the rights of any third party and that Licensee and the Sublicensees shall have the right to utilize the Mark in accordance with the terms and conditions contained herein.

            (b) Licensee acknowledges the Owner's exclusive right, title and interest in and to the Mark and will not at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right, title and interest. In connection with the use of the Mark, Licensee shall not in any manner represent that it has any ownership in the Mark or registration thereof and Licensee acknowledges that use of the Mark shall not create in Licensee's favor any right, title or interest in or to the Mark, but all uses of the Mark shall inure to the benefit of Owner. Upon termination of Licensee's rights hereunder in any manner provided herein, Licensee will cease and desist from all use of the Mark in any way and, furthermore, Licensee will at no time adopt or use without Owner's prior written consent, any word, symbol or design which is likely to be similar or confusing with the Mark.

            (c) Licensee shall deliver to Owner ten (10) copies of each Record released hereunder, in each configuration released. Owner shall have the right to evaluate the quality of Licensee's releases and if they are below Owner's standards, Owner shall notify Licensee in writing. Upon receipt of such a notice of quality deficiency, Licensee shall take immediate steps to improve the quality of the Records concerned so that they will meet Owner's standards.

      9.    Accounting Statements.

            (a) In respect of all periods in which phonograph records are distributed hereunder, Licensee agrees to keep all usual and proper records and books of account and make all usual and proper entries therein relating to the manufacture and sale of phonograph records hereunder and other permitted exploitations of the Licensed Masters hereunder and to deliver to Owner within sixty (60) days following the expiration of each calendar quarter, detailed written statements which shall be certified by an officer of Licensee, showing sales of phonograph records hereunder during such period. Such statements shall include the following information: (i) the number of Records sold in each country of the Territory during the accounting period (and details regarding other exploitations of the Licensed Masters); (ii) the date of first release and the retail list price of each Record sold in each country of the Territory during the accounting period; (iii) the amount of royalties and other payments due to Owner pursuant to this Agreement; and

            (b) Simultaneously with the delivery of the accounting statements referred to in the preceding subdivision of this paragraph, Licensee shall pay to Owner all sums due to Owner, if any. All payments shall be made in United States Dollars to Owner at the address above first noted, computed at the rate of exchange existing on the date the payments are required to be made pursuant to the terms of this Agreement. The exchange rate applicable to any such late payments shall be that rate which prevails on the date payment was due hereunder. In the event that Licensee is unable because of governmental restrictions to make payment in the manner described in the preceding sentence and if Owner agrees to accept payment in Licensee's national currency, Licensee shall deposit (at Owner's expense) to Owner's credit or account or to such other account as Owner may from time to time designate, in a depository selected by Owner, all sums payable to Owner hereunder.

      10.   Income Tax Provisions.

            (a) In the event Licensee shall be obliged by the laws of any country the Territory to deduct and withhold income or other similar tax from royalties payable to Owner hereunder, then without limiting the generality of paragraph 9, Licensee shall include in each applicable accounting statement or credit memorandum, the amount of tax which shall have been withheld and the rate of tax (such taxes shall be deducted only once with respect to any royalty payments, and only in the country in which the applicable Licensed Master(s) was exploited). Upon Owner's request, Licensee shall supply Owner with a certificate setting forth the aforesaid information and any other necessary information which may assist Owner, upon presentation of such certificate, to obtain income tax credit from the applicable tax authorities for the tax so withheld.

            (b) Notwithstanding anything to the contrary contained herein, nor in the laws of any country of the Territory, there shall be no taxes or other sums withheld from the payments payable to Owner pursuant to this Agreement provided that Owner executes and delivers an Internal Revenue Service Form 1001 (or such other documents required by the Internal Revenue Service) to you.

      11.   Audits.

            Licensee shall permit Owner or its duly authorized representative to inspect, audit, abstract and copy such of Licensee's books and records as they reasonably relate to the subject matter of this Agreement at reasonable times and intervals at Licensee's regular place of business but in no event more than once per year. Such inspection shall be at Owner's expense; provided, however, that if an error of more than the greater of (x) ten (10%) percent and (y) Five Thousand Pounds Sterling (Li.5,000) is found either in such records or in such accounting statements, then Licensee shall reimburse Owner for the expense of such inspection (excluding travel and hotel accommodation expenses incurred in connection with such inspections) in addition to remitting the amount shown properly to be due. These provisions shall continue in full force and effect for a period of three (3) years after the termination of the Term of this Agreement. All royalty statements and all other accounts rendered by Licensee to Owner shall be binding upon Owner and not subject to any objection by Owner for any reason unless specific objection in writing, stating the basis thereof, is given to Licensee within three (3) years from the date rendered. Owner shall be foreclosed from maintaining any action, claim or proceeding against Licensee in any forum or tribunal with respect to any statement or accounting rendered hereunder unless such action, claim or proceeding is commenced against Licensee in a court of competent jurisdiction within four (4) years after the date such statement is rendered.

      12.   Licensee's Warranties.

            Licensee warrants and represents that:

            (a) Licensee is now and will continue to be engaged during the Term of this Agreement in the manufacture, sale, distribution and exploitation of phonograph records in the Territory.

            (b) Licensee will use all reasonable efforts to promote the manufacture, sale, distribution and exploitation in the Territory of phonograph records containing the Licensed Masters.

            (c) Licensee possesses the full right, power and authority to enter into and to perform this Agreement.

            (d) With respect to royalties payable to copyright proprietors by reason of Licensee's (and the Sublicensees) exercise of its rights hereunder, Licensee agrees, subject to the terms and conditions herein, to secure licenses from such copyright proprietors or their agents in the Territory and to make nonrecoupable payments directly to such proprietors or agents.

      13.   Owner's Warranties.

            (a) Owner warrants and represents:

                  (i) At the time of delivery of each Licensed Master and during the Term hereof, Owner (or Owner's assignee) will be the exclusive owner, or otherwise control, the rights herein granted to Licensee in the respective Licensed Masters.

                  (ii) Owner possesses the full right, power and authority to enter into and to perform under this Agreement. Owner will not grant to any person, company or firm any right for the Territory which Licensee is entitled to exercise hereunder in respect of the Licensed Masters.

                  (iii) Owner shall pay all royalties and other payments which may become due to Artist, producers and musicians whose performances are embodied in the Licensed Masters, but excluding royalties payable for the use of musical compositions which shall be Licensee's sole responsibility.

                  (iv) To the best of Owner's knowledge, the Licensed Masters hereunder will not violate or infringe upon any common law or statutory right of any person, including, without limitation, any contractual rights, copyrights, rights of privacy, rights of publicity, trademark rights and rights to trade names.

                  (v) During the Term, Owner shall not permit Artist to perform for any


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

person, firm or corporation (other than Licensee) for the purpose of making records embodying the compositions embodied in the Licensed Masters for exploitation in the Territory.

            (b) Owner agree to indemnify and hold Licensee harmless against any claim, liability, cost and expense (including reasonable attorneys' fees and legal costs) in connection with any claim brought by a third party which is inconsistent with any agreement, covenant, representation, or warranty made by Owner herein which has resulted in a final adverse judgment or has been settled with Owner's consent, which consent shall not be unreasonably withheld. Owner will reimburse Licensee promptly following demand for any payment made by Licensee at any time after the date hereof in respect of any claim, liability, damage or expense to which the foregoing indemnity relates. Licensee shall promptly notify Owner upon the making or filing of any such claim, action or demand, and, Licensee shall be entitled to withhold from any amounts payable under this Agreement such amounts as are reasonably related to the potential liability in issue; however, if litigation based on any such claim is not commenced within twelve (12) months following the presentment of such claim, Licensee shall release all such monies being withheld as a result of such claim. Licensee shall not withhold sums in connection with a claim if Owner posts a bond in a form and with a bonding company reasonably approved by Licensee and in an amount equal to the reasonable potential liability. Owner shall be notified of any such claim, action or demand and Owner shall have the right, at Owner's own expense, to participate in the defense thereof with counsel of Owner's own choosing; provided, however, Licensee's decision in connection with the defense of any such claim, action or demand brought against Licensee shall be final.

      14.   Assignability.

            Neither this Agreement nor the rights granted to Licensee hereunder may be assigned by Licensee and any such attempted assignment shall be void. Owner shall be entitled to assign this Agreement, including its rights hereunder, to any parent, affiliated or subsidiary company or corporation, or to anyone owning or acquiring substantially all of the capital stock or assets of Owner, or to any third party, provided such assignee agrees to be bound by the terms and conditions hereof.

      15.   Termination.

            (a) Bankruptcy and Insolvency. In the event Licensee shall be adjudged a bankrupt or in the event that any insolvency proceedings are instituted by or against Licensee and are not dismissed within thirty (30) days after the institution thereof or in the event of any reorganization proceedings, either voluntary or involuntary in bankruptcy, or in the event a trustee or receiver is appointed to take over all or a substantial part of Licensee's assets, Licensee's rights under this Agreement shall automatically terminate, and such termination shall be deemed effective as of the commencement of the event which gave rise to such termination. In the event of such termination, then all monies due and unpaid by Licensee pursuant to this Agreement shall thereupon become due and payable, and no part of any unrecouped advance shall be refundable to Licensee in any event. Further, all master recordings, videos, and all copies thereof, all color separations and other artwork and all other property of Owner shall be returned to Owner at Licensee's expense, and in no event shall the title thereto or any rights therein be acquired by or vest in any trustee, receiver or in any other party by reason of any such insolvency, bankruptcy or other such occurrence affecting Licensee.

            (b) Governmental Acquisition. In the event Licensee's business is taken over by any governmental authority, Owner shall have the right to terminate this Agreement forthwith without affecting its own rights under this Agreement.

            (c) Breaches.

                  (i) In the event that Licensee shall fail or refuse to deliver any of the statements or payments provided hereunder, or fail or refuse to perform any other obligation on Licensee's part required to be performed hereunder or is in breach of this Agreement (and Licensee's breach continues for a period of thirty (30) days following Owner's notice thereof [twenty (20) days in respect of a failure to deliver statements or payments], except any breach by Licensee of this Agreement by distributing, or authorizing or permitting the distribution of, Records embodying Licensed Masters outside the Territory shall not be subject to any such cure period), then, without limitation of Owner's rights, Owner shall have the absolute right to terminate the Term of this Agreement and all of Licensee's rights hereunder with immediate effect at any time. Notwithstanding the foregoing, in the event that Owner notifies Licensee that such Records are being exported to one or more countries outside of the Territory, Licensee shall consult with Owner in connection therewith, and Licensee shall take all steps reasonably necessary to protect Owner against such exports. For purposes of clarification and notwithstanding anything to the contrary contained herein, in the event that Licensee or the Sublicensees sell any Records hereunder in the Territory to an entity which in turn sells such Records outside of the Territory, such sales shall not constitute a breach hereof unless Licensee or its licensees had knowledge (or should have had knowledge) of such exportation (or intent to export).

                  (ii) Owner shall not be deemed to be in breach of any of its material obligations hereunder, unless Licensee notifies Owner thereof, and Owner fails to cure such breach, if any, within thirty (30) days following its receipt of such notice.

            (d) Termination Procedure. Upon the expiration of the Term, Licensee will continue to be responsible for accountings and payments as set forth in this Agreement. Upon the expiration of the License Term with respect to each Album, Licensee will return to Owner or to Owner's designee at Licensee's expense, any master recordings, Videos, artwork, color separations, mothers, stampers or any other material furnished to Licensee hereunder.

            (e) Post-Term Procedure.

                  (i) Within twenty (20) business days after the expiration of the Term in connection with each such Album(s), Licensee shall notify Owner of the amount of inventory of finished recordings existing at the expiration of such License Term as to each such Album. At any time after Owner receives such notice but prior to the expiration of the sell-off period, Owner may notify Licensee that it wishes to purchase Licensee's inventory at Licensee's actual cost of manufacture to be paid for in cash within thirty (30) days of delivery of such inventory (or part or parts thereof as the case may be) in marketable conditions to Owner or its designee or, by way of a total or partial offset against any indebtedness or other claim in Owner's favor against Licensee.

                  (ii) If Owner does not elect to purchase Licensee's inventory of the Albums, then, except as hereinabove provided, Licensee shall have a period of six (6) months, commencing upon the date of expiration of the Term, in which to sell in the normal course of business, Licensee's then existing inventory (such period is sometimes referred to herein as the "sell-off period") of the Records hereunder, during which period it is expressly understood that other licensees may be authorized to sell Records derived from the Licensed Masters in competition with Licensee.

                  (iii) The sale price charged by Licensee for the Records sold by Licensee during the sell-off period shall, except as otherwise expressly permitted herein, be the highest published price to dealers prevailing during the Term of this Agreement on a record by record basis, and no special allowance or discounts shall be given in order to effect a price reduction.

                  (iv) Licensee shall continue to render payments and accountings with respect to Records sold by Licensee during the sell-off period in the same manner as during the Term relating to such Album.

                  (v) At the conclusion of the sell-off period, Licensee shall make no further sale of Records hereunder and shall forthwith destroy its then remaining inventory of such Records and furnish Owner with an affidavit sworn to before a person authorized to take oaths that such destruction has been effected (if requested).

                  (vi) This paragraph 15(e) shall not be applicable in the event the Term of this Agreement is terminated pursuant to paragraph 15(c) above.

            16. Notices.

            Any notice, accounting or payment which either party hereto is required or desires to give to the other party shall be in writing addressed to the respective addresses first above written (at Licensee's trading address in the case of notices to Licensee), or to such other address as either party shall designate in writing to the other party from time to time and shall be delivered personally or sent by an established overnight courier which provides written proof of delivery, such as Fedex or DHL. Unless otherwise set forth in this Agreement, all notices and accountings shall be deemed duly given when actually received. A copy of all notices sent to Owner by Licensee shall be sent to Grubman Indursky & Schindler,

P.C., 152 West 57th Street, 31st Floor, New York, New York 10019, Attention:
Paul D. Schindler, Esq. A copy of all notices sent to Licensee by Owner shall be sent to Sheridans, 14 Red Lion Square, London WC1R RQL, England, Attn: Steven Luckman, Esq., provided, however, the failure to send such copies shall not be deemed a breach hereof or affect the validity of the notice sent.

      17.   Video.

            Owner shall, from time to time during the Term at Licensee's request, deliver certain short-form promotional audiovisual recordings videos embodying Licensed Masters derived from each Album ("Video[s]"), but only to the extent that any such Videos have actually been produced and only to the extent Owner controls such rights in any such Videos; Owner shall have no obligation to produce any such Videos. Licensee shall have the right to use such Videos during the Term for promotional purposes only. In the event that Licensee desires to exploit such Video(s) as provided herein, Licensee agrees to pay Owner, an amount to be negotiated in good faith between the parties hereto. All restrictions and post-Term provisions applicable to Licensee's use of Licensed Masters shall likewise apply to any Videos delivered hereunder. Without limitation of the foregoing, Licensee shall not have the right to distribute or exploit any Video in connection with any audio-visual devices, including, without limitation, any video discs or video cassettes.

      18.   Miscellaneous.

            (a) This Agreement constitutes the entire understanding between the parties, and no modifications hereof shall be binding unless in a writing signed by the party to be charged. This Agreement is made in and shall be construed in accordance with the laws of the State of New York applicable to contracts executed in and wholly to be performed therein. This Agreement shall not be effective until signed by all parties thereto.

            (b) All rights, remedies, undertakings and obligations contained in this Agreement shall be cumulative and none of them shall be in limitation of any other right, remedy, obligations or undertaking of either party. A waiver by either party of any provision of this Agreement shall not be deemed to be a waiver of any past or future breach of the same, or any other provision of this Agreement, nor shall any act or failure to act be construed as a waiver, unless a memorandum thereof, expressing the intention to waive, signed by the party to be charged, is made and delivered to the other party.

            (c) No warranties or representations shall be deemed to have been made by either party, except as expressly hereinabove set forth.

            (d) Intentionally deleted.

            (e) Licensee agrees that all disputes between the parties, if litigated are to be litigated exclusively in the (i) Federal or State Courts situated in New York, New York, or (ii) the courts located in London, U.K. The parties waive any and all objection to venue in those courts. All process in any action or suit arising under or in connection with this Agreement may be served on Licensee by mail with the same force and effect as if served personally in that place, and as if Licensee there maintained its principal office.

            (f) If any part of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction or by any other legally constituted body having jurisdiction to make such determination, the remainder of this Agreement shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


EAGLE ROCK ENTERTAINMENT, PLC.          PUSH RECORDS, INC.



By:_______________________________      By:_____________________________________
   An Authorized Signatory                 An Authorized Signatory

                                   SCHEDULE A

Romeo Is Bleeding

Marigold Sky

Sky Is Falling

Out Of The Blue

Want To

Love Out Loud

Throw The Roses Away

I Don't Think So

Promise Ain't Enough

Time Won't Pass Me By

Hold On To Yourself

War Of Words

Hold On To Yourself (Club Mix)

                                 EXHIBIT "B"


                                       19